EXHIBIT 4.1

FOURTH SUPPLEMENT

TO INDENTURE OF TRUST, DATED AS OF OCTOBER 1, 1998

THIS FOURTH SUPPLEMENT TO INDENTURE OF TRUST, dated as of February 26, 2010 (this “Fourth Supplement”), between SOUTH JERSEY GAS COMPANY, a corporation organized and existing under the laws of the State of New Jersey (the “Company”), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a New York banking corporation, as trustee (the “Trustee”), under the Indenture of Trust hereinafter mentioned.

WITNESSETH

WHEREAS, the Company has heretofore duly executed, acknowledged and delivered to the Trustee, a certain Indenture of Trust, dated as of October 1, 1998 (the “Original Indenture,” and as supplemented by the First Supplement, dated as of June 29, 2000 (the “First Supplement”), the Second Supplement, dated as of July 5, 2000 (the “Second Supplement”), the Third Supplement, dated as of July 9, 2001 (the “Third Supplement”), and this Fourth Supplement, the “Indenture”) to provide for the issuance of its Notes; and

WHEREAS, as provided in the Indenture, the Company may from time to time issue and sell additional Notes to be issued under the Indenture; and

WHEREAS, the Company may, in the future, desire to issue additional Notes that have terms different from those provided for in the Indenture; and

WHEREAS, the execution and delivery of this Fourth Supplement have been duly authorized by a duly authorized and constituted committee of the Board of Directors of the Company; and

WHEREAS, all acts and things prescribed by law, by the charter and bylaws of the Company and by the Indenture necessary to make the additional Notes that may be issued under the Indenture after the date of this Fourth Supplement have terms consistent with the Indenture as supplemented hereby, when executed by the Company and authenticated by the Trustee as provided in the Indenture, valid, binding and legal obligations of the Company, and to make this Fourth Supplement a valid, binding and legal instrument in accordance with its terms, have been done, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized.

NOW THEREFORE, THIS FOURTH SUPPLEMENT TO INDENTURE WITNESSETH:

That in order to declare the terms and conditions upon which the Notes issued after the date of this Fourth Supplement may be authenticated, issued and delivered and in consideration of the premises and of the purchase and acceptance of any such Notes by the Noteholders thereof and the sum of One Dollar duly paid to it by the Trustee at the

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execution of this Fourth Supplement, the receipt whereof is hereby acknowledged, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Noteholders from time to time of Notes that pursuant to a Company Order are authenticated with terms permitted by the Indenture, as supplemented by this Fourth Supplemental Indenture, as follows (Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Indenture):

ARTICLE ONE.

ADDITIONAL TERMS FOR NOTES

SECTION 1.1                          EVENTS OF DEFAULT

Notwithstanding the grace periods set forth in Sections 8.1(a)(1) and 8.1(a)(2) of the Indenture, any Notes issued after the date of this Fourth Supplemental Indenture may, if set forth in a Board Resolution or a Company Order, provide for any length of grace period, or no grace period, before the failure to make any payment of principal, interest, premium or other amount shall constitute an Event of Default.

SECTION 1.2                          PAYMENT TO NOTEHOLDERS

Notwithstanding anything in the Indenture to the contrary, any Notes issued after the date of this Fourth Supplemental Indenture may, if set forth in a Board Resolution or a Company Order, provide for payment of principal, interest, premium or other amount to a Noteholder in any manner provided in such Company Order or Board Resolution.

SECTION 1.3                          AMENDMENT OF SECTION 8.3 OF THE INDENTURE

With respect to any Notes issued after the date of this Fourth Supplemental Indenture, Section 8.3 of the Indenture is amended so as to add a new clause “Fourth” following clause “Third” and to re-label clause “Fourth” as clause “Fifth” to read as follows:

Fourth: to the payment to the persons entitled thereto of all other amounts due and unpaid on and under the Notes including, but not limited to, all other amounts, costs and expenses (including reasonable attorneys’ fees and expenses) payable to the Holders ratably, according to such amounts due, to the persons entitled thereto, without any discrimination or preference.

Fifth: to the payment of the remainder, if any, to the Company or its successors or assigns, or to whomsoever may lawfully be entitled to the same, or as a court of competent jurisdiction may determine.

SECTION 1.4                          PROCEEDINGS BY NOTEHOLDERS

Notwithstanding Section 8.4 of the Indenture, any Notes issued after the date of this Fourth Supplemental Indenture may, if set forth in a Board Resolution or a Company Order, provide Holders of such Notes the right to institute suits, actions and/or proceedings against the Company upon the occurrence and continuance of an Event of Default as provided in such Company Order or Board Resolution.

SECTION 1.5                          NOTICES

Notwithstanding Section 15.3 of the Indenture, any Notes issued after the date of this Fourth Supplemental Indenture may, if set forth in a Board Resolution or a Company Order, provide that notices required or permitted to be given thereunder be given in the manner provided in such Company Order or Board Resolution.

ARTICLE TWO.

MISCELLANEOUS

SECTION 2.1                          EFFECT ON INDENTURE

As supplemented by this Fourth Supplement, the Indenture is in all respects ratified and confirmed, and the Indenture, including the First Supplement, the Second Supplement, the Third Supplement and this Fourth Supplement, shall be read as one instrument.  All terms used in this Fourth Supplement shall have the same meaning as used elsewhere in the Indenture except where the context clearly indicates otherwise.

SECTION 2.2                          COUNTERPARTS

This Fourth Supplement may be executed in several counterparts, each of which shall be considered an original and all collectively as one and the same instrument.

IN WITNESS WHEREOF, South Jersey Gas Company has caused this Fourth Supplement to the Indenture to be signed and acknowledged by one of its Vice Presidents and attested by its Secretary, and The Bank of New York Mellon has caused this Indenture to be signed by one of its authorized signatories, as of the day and year first written above.

SOUTH JERSEY GAS COMPANY

By: /s/ David A. Kindlick
Name:  David A. Kindlick
Title:  Senior Vice President and Chief Financial
              Officer

ATTEST: /s/ Gina Merritt-Epps
Name:  Gina Merritt-Epps
Title:  Secretary

THE BANK OF NEW YORK MELLON

By: /s/ Scott I. Klein
Name: Scott I. Klein
Title: Vice President